UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	April 29, 2019

SOUTHERN CALIFORNIA GAS COMPANY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-01402	95-1240705
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 WEST FIFTH STREET, LOS ANGELES, CALIFORNIA	90013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(213) 244-1200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

FORM 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Principal Financial Officer and Principal Accounting Officer
On April 29, 2019, the Board of Directors (the “Board”) of Southern California Gas Company (the “Company”), an indirect subsidiary of Sempra Energy, appointed Mia L. DeMontigny, 47, as Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of the Company effective June 15, 2019. In addition, on April 29, 2019, the Board determined that Bruce A. Folkmann will cease being the Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of the Company, as of the effective date of Ms. DeMontigny’s appointment and will cease serving as an executive officer of the Company on such date. Ms. DeMontigny will replace Mr. Folkmann as the principal financial officer and principal accounting officer of the Company effective June 15, 2019. Mr. Folkmann will continue serving as the Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer of San Diego Gas & Electric Company, an indirect subsidiary of Sempra Energy.
Chief Financial Officer
In connection with her appointment as the Company’s Chief Financial Officer, Chief Accounting Officer, Controller and Treasurer, effective June 15, 2019, Ms. DeMontigny’s annual salary will be $300,000 and her target bonus will be 45% of her annual salary, with her annual bonus opportunity generally ranging from 0% of her target bonus for performance at the threshold level to 90% of her target bonus for performance at the maximum level; however, for 2019, any such award will be pro-rated by using her prior target of 35% through June 14, 2019 and her new target from June 15, 2019 through December 31, 2019, with both targets multiplied by her salary at December 31, 2019. Ms. DeMontigny’s target for future annual long-term incentive awards will be 80% of her annual salary.
Ms. DeMontigny has served as Assistant Controller for Sempra Energy since August 2015. Previously, from 2013 until joining Sempra Energy in August 2015, Ms. DeMontigny served as the U.S. Assistant Controller for National Grid.
Chief Financial Officer Severance Pay Agreement
In connection with Ms. DeMontigny’s appointment, Sempra Energy intends to enter into a severance pay agreement with Ms. DeMontigny with an effective date of June 15, 2019 (the “Agreement”). The Agreement will provide her with certain cash payments and the continuation of certain other benefits in the event that the Company terminates her employment other than for “cause” (as defined below), death or disability, or if she resigns for “good reason” (as defined below) (each, an “involuntary termination”).
Terms of the Agreement
The Agreement will have an initial three-year term. Beginning on the second anniversary of the effective date and each anniversary of the effective date thereafter, the Agreement is subject to automatic one-year extension, unless the Company or Ms. DeMontigny elects not to extend the term by providing at least 90 days advance notice. If the Company gives written notice of termination to Ms. DeMontigny less than two years after a “Change in Control” of Sempra Energy (as defined in the Agreement) or at a time when Sempra Energy is party to an agreement that would, if consummated, result in a Change in Control, the term of the Agreement would be automatically extended until the later of (i) the date that is one year after the anniversary of the effective date that follows such written notice, or (ii) the second anniversary of the date of the Change in Control.
The Agreement will provide that if Ms. DeMontigny’s employment is terminated due to death or disability, whether before, on or after a Change in Control, she will be entitled to any benefits to which she is entitled under Sempra Energy’s benefit plans generally as well as payment of the accrued obligations and the Pro Rata Bonus (as defined in the Agreement) (subject, in the case of payment of the Pro Rata Bonus, to Ms. DeMontigny’s (or her estate’s) signing of an effective release of claims).
The Agreement will not provide for a Change in Control excise tax gross-up in connection with severance payments. The Agreement does, however, include a best pay limitation. In the event that any payment or distribution to Ms. DeMontigny (whether under the Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then any lump sum cash severance benefit payable to Ms. DeMontigny would be reduced by an amount equal to the greatest portion of such cash severance payment that, if paid, would result in no portion of any payment or distribution being subject to the excise tax. However, the cash severance benefit would not be reduced if (i) the reduction in the cash severance payment is not sufficient to cause no portion of any payment or distribution to be subject to the excise tax, or (ii) the total amount of all payments and distributions that Ms. DeMontigny would retain, on a net after-tax basis, assuming the cash severance payment is not reduced, would equal or exceed 105% of the payments and distributions that Ms. DeMontigny would retain, on a net after-tax basis, assuming the cash severance payment is reduced.
Definitions applicable to the Agreement
“average annual bonus” generally is defined in the Agreement as the average of the annual bonuses from the Company with respect to the three (3) fiscal years of the Company ending immediately preceding the date of her termination of employment.
“good reason” generally is defined in the Agreement to include the assignment to duties materially inconsistent with those appropriate to a senior executive within the Company; a material reduction in her overall standing and responsibilities within the Company, but not including a mere change in title or transfer within the Company that, in both cases, does not adversely affect her overall status within the Company; a material reduction in her aggregate annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank; or the Company’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement or comply with material provisions of the Agreement. Following a Change in Control, “good reason” generally is defined to include an adverse change in her title, authority, duties, responsibilities or reporting lines; reduction in her aggregate annualized compensation opportunities other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank; relocation of her principal place of employment by more than 30 miles or a substantial increase in business travel obligations; or the Company’s failure to pay certain compensation and benefits, perform certain obligations under the Agreement, comply with material provisions of the Agreement, or maintain material benefit plans (or Ms. DeMontigny’s participation therein) without an equitable alternative arrangement.

Potential benefits under the Agreement
In the event of Ms. DeMontigny’s involuntary termination prior to a Change in Control, her severance benefits would include:  (i) a lump sum cash severance payment equal to 50% of her annual base salary as in effect on the date of her termination, plus the greater of 50% of her “average annual bonus” or 50% of her target annual bonus in effect on the date of her termination; (ii) continuation of health insurance benefits for a period of six months; (iii) outplacement services for a period of up to twelve months, subject to a $50,000 aggregate cap; (iv) financial planning services for a period of twelve months, subject to a $25,000 annual cap; (v) reimbursement of legal fees in connection with any disputes arising under the Agreement relating to her involuntary termination or rights under the Agreement; (vi) retention of all rights to equity-based compensation awards as set forth in the applicable plans and award agreements; and (vii) payment of accrued obligations.  Ms. DeMontigny must sign an effective release of claims in order to receive the foregoing benefits (other than the accrued obligations).

In the event of Ms. DeMontigny’s involuntary termination on or within two years after a Change in Control, her severance benefits would include:  (i) two times the lump sum cash severance payment noted above (with base salary and target annual bonus determined as of her termination date or immediately prior to the Change in Control, whichever is greater and with an additional 25% of this amount if her involuntary termination occurs on or before June 15, 2024); (ii) an additional lump sum cash payment equal to the greater of Ms. DeMontigny’s “average annual bonus” or target annual bonus (determined as of the date of termination or immediately prior to the Change in Control, whichever is greater), in either case, multiplied by a proration fraction based on the number of days from the beginning of such fiscal year to and including the date of her termination of employment (the “Pro Rata Bonus”); (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse and, in the case of certain options, would have an extended post-termination exercise period; (iv) continuation of health insurance benefits for a period of six months; (v) outplacement services for a period of up to eighteen months, subject to a $50,000 aggregate cap; (vi) financial planning services for a period of eighteen months, subject to a $25,000 annual cap; (vii) reimbursement of legal fees, as described above; and (viii) payment of accrued obligations. The enhanced benefits for involuntary termination on or within two years following a Change in Control shall also apply if Ms. DeMontigny’s termination of employment occurs prior to a Change in Control at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or otherwise arose in connection with or in anticipation of a Change in Control. Ms. DeMontigny must sign an effective release of claims in order to receive the foregoing benefits (other than the accrued obligations).

The Agreement also provides that if Ms. DeMontigny agrees to provide consulting services for one year following termination, abide by certain restrictive covenants regarding non-solicitation of employees and information confidentiality, and execute a release of claims in favor of the Company, she would receive (i) an additional lump sum payment equal to 50% of her annual base salary as in effect on the date of her termination, plus the greater of 50% of her “average annual bonus” or 50% of her target annual bonus in effect on the date of her termination, and (ii) health insurance benefits for an additional one-year period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN CALIFORNIA GAS COMPANY,
(Registrant)

Date: May 1, 2019	By: /s/ Bruce A. Folkmann
Bruce A. Folkmann Vice President, Controller, Chief Financial Officer and Chief Accounting Officer